Rule 424(b)(5)
Registration No. 333-104574
PRICING SUPPLEMENT NO. 4
Dated January 12, 2006

To Prospectus Dated April 24, 2003 (the “Prospectus”)

WASHINGTON GAS LIGHT COMPANY
MEDIUM-TERM NOTES, SERIES G
DUE ONE YEAR OR MORE FROM DATE OF ISSUE
Principal Amount: $19,000,000

☒ Fixed Rate Note	☐ Floating Rate Note
☒ Book Entry Note	☐ Certificated Note

Issue Price (as a percentage of principal amount):	100%

Net Proceeds to Issuer:	$18,857,500

Original Issue Date:	January 18, 2006

Maturity Date:	January 18, 2036

Redemption:

☒ Optional Redemption:
Type:	☒ Make-whole redemption at any time on or after January 18, 2006
Make-Whole Premium: 20 bps

☐ Other Redemption
Initial Redemption Price: ___
Initial Redemption Date: ___
Percentage amount by which Initial Redemption Price decreases each year: ___
☐ Other Redemption
          Type:
          Redemption price:
          Redemption dates: Each payment date beginning

Applicable Only to Fixed Rate Notes:
Interest Rate: 5.700% per annum
First Interest Payment Date: March 15, 2006
Interest Payment Dates: March 15 and September 15 of each year
Applicable Only to Floating Rate Notes:

Base Rate:	Maximum Interest Rate:
☐ Commercial Paper Rate	Minimum Interest Rate:
☐ Prime Rate	Interest Reset Dates:
☐ CD Rate	Interest Reset Period:
☐ Federal Funds Effective Rate	Interest Payment Dates:
☐ LIBOR	Interest Payment Period:
☐ Treasury Rate	Interest Determination Dates:
☐ Other Rate

Initial Interest Rate:
Index Maturity:
Spread (plus or minus):
Spread Multiplier:
This Pricing Supplement relates to the original issuance and sale by Washington Gas Light Company of the Medium-Term Notes, Series G, described herein through Citigroup Global Markets, Inc. as Agent.
Proceeds from the sale of these notes will be used to reimburse Washington Gas Light Company’s treasury for the advance refunding of higher coupon long-term debt.

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